SECOND AMENDMENT TO LEASE

I.PARTIES AND DATE.

This Second Amendment to Lease (“Amendment”) dated October 16, 2024, by and between 520 NEWPORT CENTER DRIVE LLC, a Delaware limited liability company (“Landlord”), and EVOLUS, INC., a Delaware corporation (“Tenant”).

II.RECITALS.

Landlord and Tenant entered into a lease dated May 15, 2019, which lease was amended by First Amendment to Lease dated July 27, 2023 (collectively, the “Lease”) for space consisting of approximately 25,963 rentable square feet known as Suites 1200 and 1400 in the building (“Building”) located at 520 Newport Center Drive, Newport Beach, California (“Premises”).

Landlord and Tenant each desire to modify the Lease to add approximately 4,753 rentable square feet of space known as Suite 1420 on the fourteenth floor of the Building (the “Expansion Space”), adjust the Basic Rent, and make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.MODIFICATIONS.

A.Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.Effective as of the Commencement Date for the Expansion Space, Item 2 will be amended by adding “and Suite No. 1420” to the Premises.

2.Item 4 is hereby amended by adding the following:
“Estimated Commencement Date for the Expansion Space: June 1, 2025”

3.Effective as of the Commencement Date for the Expansion Space, Item 6 will be amended by adding the following for the Expansion Space:
“Basic Rent for Suite 1420 (i.e., 4,753 rentable square feet):

Months of Term or Period for Suite 1420	Monthly Rate Per Rentable Square Foot of Suite 1420	Monthly Basic Rent for Suite 1420
Commencement Date for the Expansion Space to 1/31/26	$6.65	$31,607.45
2/1/26 to 1/31/27	$6.88	$32,700.64
2/1/27 to 1/31/28	$7.12	$33,841.36
2/1/28 to 1/31/29	$7.37	$35,029.61
2/1/29 to 1/31/30	$7.63	$36,265.39

Notwithstanding the above schedule of Basic Rent for Suite 1420 to the contrary, as long as Tenant is not in Default (as defined in Section 14.1 of the Lease) under the Lease, Tenant will be entitled to an abatement of one (1) full calendar month of Basic Rent for Suite 1420 in the amount of $31,607.45 (the “Abated Basic Rent for Suite 1420”) for the first full calendar month following the Commencement Date for Suite 1420 (the “Abatement Period for Suite 1420”). In the event Tenant is in Default at any time during the Term, which Default results in the termination of the Lease or in Tenant’s right to possession of the Premises, the unamortized portion of the Abated Basic Rent for Suite 1420 (amortized on a straight-line basis over the period commencing on the Commencement Date for Suite 1420 and ending January 31, 2030) will immediately become due and payable. The payment by Tenant of the Abated Basic Rent for Suite 1420 in the event of a Default will not limit or affect any of Landlord's other rights, pursuant to the Lease or at law or in equity. Only Basic Rent for Suite 1420 will be abated during the Abatement Period for Suite 1420 and all other rent and other costs and charges specified in the Lease will remain as due and payable pursuant to the provisions of the Lease.”

4.Effective as of the Commencement Date for the Expansion Space, Item 7 will be amended by adding the following for Suite 1420:

“Property Tax Base for Suite 1420: The Property Taxes per rentable square foot of Suite 1420 incurred by Landlord and attributable to the twelve-month period ending June 30, 2026 (the “Base Year” for Suite 1420).

Project Cost Base for Suite 1420: The Project Costs per rentable square foot of Suite 1420 incurred by Landlord and attributable to the Base Year for Suite 1420.”

5.Effective as of the Commencement Date for the Expansion Space, Item 8 will be deleted in its entirety and the following substituted in lieu thereof:

“8. Floor Area of Premises: approximately 30,716 rentable square feet, comprised of approximately 17,630 rentable square feet in Suite 1200, approximately 8,333 rentable square feet in Suite 1400, and approximately 4,753 rentable square feet in Suite 1420
Floor Area of Building: approximately 326,121 rentable square feet”

6.Item 9 is hereby deleted in its entirety and the following substituted in lieu thereof:

“9.    Security Deposit: $320,891.93”

7.Effective as of the Commencement Date for the Expansion Space, Item 11 will be deleted in its entirety and the following substituted in lieu thereof:

“11. Parking: 104 parking passes in accordance with the provisions set forth in Exhibit F to this Lease.”

B.Commencement Date for the Expansion Space. As used herein, the “Commencement Date for the Expansion Space” will occur on the earlier of (a) the date the Expansion Space is deemed ready for occupancy as set forth below, or (b) the date Tenant commences its business activities within the Expansion Space. Promptly following request by Landlord, the parties will memorialize on a form provided by Landlord (the “Expansion Space Commencement Memorandum”) the actual Commencement Date for the Expansion Space; if Tenant fails to execute and return the Expansion Space Commencement Memorandum to Landlord within 5 business days (or provide specific written objections thereto within that period), then Landlord’s determination of the Commencement Date for the Expansion Space as set forth in the Expansion Space Commencement Memorandum will be conclusive. The Expansion Space will be deemed “ready for occupancy” if and when Landlord, to the extent applicable, has substantially completed all the work required to be completed by Landlord pursuant to the Work Letter for the Expansion Space attached to this Amendment but for minor punch list matters, and has obtained the requisite governmental approvals for Tenant’s occupancy in connection with such work.

C.Delay in Possession. If Landlord, for any reason whatsoever, cannot deliver possession of the Expansion Space to Tenant on or before the Estimated Commencement Date for the Expansion Space set forth in Section III.A.2 above, this Amendment will not be void or voidable nor will Landlord be liable to Tenant for any resulting loss or damage. However, Tenant will not be liable for any rent for the Expansion Space until the Commencement Date for the Expansion Space occurs as provided in Section III.B above, except that if Landlord’s failure to substantially complete all work required of Landlord pursuant to Section III.B above is attributable to any action or inaction by Tenant (including without limitation any Tenant Delay described in the Work Letter the Expansion Space, if any, attached to this Amendment), then the Expansion Space will be deemed ready for occupancy, and Landlord will be entitled to full performance by Tenant (including the payment of rent), as of the date Landlord would have been able to substantially complete such work and deliver the Expansion Space to Tenant but for Tenant’s delay(s).

D.Contingency. The Commencement Date for the Expansion Space is contingent upon the mutual execution and delivery of a lease surrender and termination agreement between Landlord and Daniel Alain, Inc., the current tenant in possession of the Expansion Space.

E.Security Deposit for the Expansion Space. Concurrently with Tenant’s delivery of this Amendment, Tenant will deliver the sum of $39,891.93 (the “Security Deposit Shortfall”) to Landlord, which sum will be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease.

F.Operating Expenses for the Expansion Space. Notwithstanding any contrary provision in the Lease, Tenant will not be obligated to pay Landlord for Operating Expenses accruing in connection with the Expansion Space during the 12-month period commencing as of the Commencement Date for the Expansion Space.

G.Right to Extend. Effective as of the Commencement Date for the Expansion Space, the Premises in Section 3 of Exhibit G to the Lease, “Right to Extend”, will include the Expansion Space.

H.Signage. Landlord, at its sole cost and expense, will affix and maintain a sign (restricted solely to Tenant’s name as set forth herein) adjacent to the entry door of the Expansion Space, and will add an identification strip in the lobby directory of the Building. Any subsequent changes to that initial signage will be made at Tenant’s expense in accordance with Section 5.2 of the Lease.

I.Floor Plan of Premises. Effective as of the Commencement Date for the Expansion Space, Exhibit A attached to the Lease will be deleted and Replacement Exhibit A attached to this Amendment will be substituted in lieu thereof.

J.Parking. Notwithstanding any contrary provision in the Lease, effective as of the Commencement Date for the Expansion Space, Tenant purchase, at the rates set forth in Exhibit F to the Lease, as amended, up to 15 additional Parking Passes (which for the avoidance of doubt, are in addition to the 89 Parking Passes allocated to the existing Premises) for unreserved parking spaces in connection with its leasing of the Expansion Space (as reflected in Section III.A.7 of this Amendment). Tenant acknowledges that up to 50% of the additional Parking Passes may be located in the parking structure located at 555 San Nicolas. Tenant may, subject to availability as determined by Landlord, convert up to 2 of the additional Parking Passes to Converted Stalls at the rates set forth in Exhibit F to the Lease, as amended, by providing written notice of such election to Landlord at any time following the date of this Amendment.

K.Tenant Improvements. Landlord will complete the Tenant Improvements for the Expansion Space in accordance with the provisions of Exhibit X, Work Letter for the Expansion Space, attached hereto.

L.Tenant’s Insurance. The following will be added to the end of Exhibit D to the Lease:

4.If Tenant hires any vendor or contractor to complete work on the Premises; Tenant will cause such vendor or contractor to comply with the following insurance requirements:

A.Commercial general liability insurance with coverage limits of not less than $1,000,000 combined single limit for bodily injury, personal injury, death and property damage liability per occurrence or the current limit carried by vendor or contractor, whichever is greater,

B.Worker's compensation coverage as required by law, including employer's liability coverage with a limit of not less than
$1,000,000 each employee, each accident and each disease.

C.Vendor or Contractor and its insurer(s) providing the insurance coverages described in this Section 4 Parts A, and B above, will waive any and all rights of recovery against Landlord and all entities controlling, controlled by, or under common control with Landlord, together with their respective owners, shareholders, partners, members, divisions, officers, directors, employees, representatives and agents, and all of their respective successors.

D.The commercial general liability insurance policy required in Section 4 Part A, will name Landlord and all entities controlling, controlled by, or under common control with Landlord, together with their respective owners, shareholders, partners, members, divisions, officers, directors, employees, representatives and agents, and all of their respective successors as additional insured for both operations and product completed operations coverage. Such coverage will be primary and non-contributory to any insurance or self-insurance carried by Landlord and all entities controlling, controlled by, or under common control with Landlord.

IV.GENERAL.

A.Effect of Amendments. The Lease will remain in full force and effect except to the extent that it is modified by this Amendment.

B.Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.Counterparts; Digital Signatures. This Amendment may be executed in one or more counterparts, each of which will constitute an original and all of which will be one and the same agreement. The parties expressly agree that one or each of the parties may execute and deliver this Amendment electronically using a certificate-based electronic signature and delivery software service approved and initiated by Landlord that provides an audit trail and method for authenticating signers (the “Approved Service”). The Approved Service will have the same legal effect as a handwritten signature and will be admissible evidence of the parties' mutual intent to be legally bound by this Amendment. The parties declare that they have received all of the information required to be fully aware of the certificate-based electronic signature software process and each party hereby waives any claim which it may have against the enforceability of this Amendment based on the use of the Approved Service.

D.Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease will have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.”

G.Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees will also apply to this Amendment.

H.Nondisclosure of Lease Terms. Tenant acknowledges that the content of this Amendment and any related documents are confidential information. Except to the extent disclosure is required by law, Tenant will keep such confidential information strictly confidential and will not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under the Lease, as long as such parties agree to keep such information confidential, or pursuant to legal requirement.

I.Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord will be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Savills (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, will be binding and enforceable in connection with the negotiation of this Amendment.

V.EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.”
above.

LANDLORD:

520 NEWPORT CENTER DRIVE LLC,
a Delaware limited liability company

By:/s/Steven M. Case
Steven M. Case
Executive Vice President Office Properties

By: /s/Stacy Nishoka
Stacy Nishioka
Vice President, Operations Office Properties
TENANT: EVOLUS, INC., a Delaware corporation By: /s/David Moatazedi David Moatazedi CEO By: /s/Sandra Beaver Sandra Beaver CFO

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant undertakes to provide such information to the Securities and Exchange Commission upon request

EXHIBIT X

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant undertakes to provide such information to the Securities and Exchange Commission upon request

6